Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Karooooo Ltd for the offer to resell, transfer or otherwise dispose of up to 6,000,000 ordinary shares by the selling shareholder and to the incorporation by reference therein of our report dated June 13, 2024, with respect to the consolidated financial statements of Karooooo Ltd. included in its Annual Report (Form 20-F) for the year ended February 29, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Singapore

July 11, 2024